Exhibit 99.01

                                  PRESS RELEASE


FOR RELEASE:  IMMEDIATE

CONTACT: Timothy J. Rigas, Executive Vice President and Chief Financial Officer
         (814) 274-9830

                   ADELPHIA ANNOUNCES OFFERING OF SENIOR NOTES


                      Coudersport, PA - September 19, 1997



Coudersport, PA., September 19, 1997-- Adelphia Communications Corporation (NASDAQ-NNM:ADLAC) announced that it is proposing to offer Senior Notes due 2002 in reliance on Rule 144A to qualified institutional buyers.

Adelphia is proposing to offer $150,000,000 aggregate principal amount of Senior Notes due 2002. Adelphia intends to use a portion of the net proceeds from the sale of the Senior Notes to redeem, purchase or otherwise retire approximately $100,000,000 aggregate principal amount of its 12-1/2 % Senior Notes due 2002, and to use the remainder of the net proceeds to repay existing indebtedness of subsidiaries.

The Senior Notes due 2002 have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.

Adelphia Communications Corporation is the seventh largest cable television operator in the United States and currently owns or manages cable television systems serving approximately 1.9 million subscribers in 12 states.